  As filed with the Securities and Exchange Commission on December 31, 1998
                                                      Registration No. 333-67277

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                AMENDMENT NO. 3
                                      to
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          DOCUCORP INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                                75-2690838
     (State of incorporation)          (I.R.S. employer identification no.)

                   5910 North Central Expressway, Suite 800
                             Dallas, Texas  75206
                                (214) 891-6500
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                Todd A. Rognes
              Senior Vice President and Chief Financial Officer
                         DocuCorp International, Inc.
                   5910 North Central Expressway, Suite 800
                             Dallas, Texas 75206
                                (214) 891-6500
    (Name, address including zip code, and telephone number, including area code, of agents for service)

                             ---------------------

                                   COPY TO:
                               Bruce H. Hallett
                           Crouch & Hallett, L.L.P.
                        717 N. Harwood St., Suite 1400
                             Dallas, Texas  75201
                                (214) 953-0053

                             ---------------------

          Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                             ---------------------

                         CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------
Title of Each                     Amount           Proposed Maximum    Proposed Maximum     Amount of
Class of Securities               Being            Offering Price      Aggregate Offering   Registration
Being Registered                  Registered       Per Share(1)        Price                Fee
---------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share                  720,000 shares   $4.125              $2,970,000           $876.15
---------------------------------------------------------------------------------------------------------

    (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. WE may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED DECEMBER 31, 1998


                                 720,000 SHARES

                          DOCUCORP INTERNATIONAL, INC.

                                 COMMON STOCK

                             ---------------------


    Certain of the stockholders of DocuCorp International, Inc., a Delaware corporation, are offering 720,000 shares of the Company's Common Stock. The Company will not receive any of the proceeds from the stockholders' sale of their shares.

    You should carefully consider the Risk Factors set forth herein. See "Risk Factors beginning on page 3 of this Prospectus."

    The last reported sale price of the Common Stock (trading symbol DOCC) on the Nasdaq National Market on December 30, 1998 was $6.25 per share.

                             ---------------------

    Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities, or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this Prospectus is December 31, 1998.

                                TABLE OF CONTENTS


Risk Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Where You Can Find More Information. . . . . . . . . . . . . . . . . . .  7
Explanatory Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
About DocuCorp . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . 10
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                 RISK FACTORS

     WE WISH TO CAUTION YOU THAT THE FOLLOWING IMPORTANT FACTORS, AMONG OTHERS, COULD CAUSE THE ACTUAL RESULTS OF DOCUCORP INTERNATIONAL TO DIFFER MATERIALLY FROM THOSE INDICATED BY FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME IN NEWS RELEASES, REPORTS, PROXY STATEMENTS, REGISTRATION STATEMENTS AND OTHER WRITTEN COMMUNICATIONS, AS WELL AS ORAL FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY. EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN SUCH ORAL AND WRITTEN COMMUNICATIONS ARE FORWARD- LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO GENERAL BUSINESS CONDITIONS AND THE IMPACT OF COMPETITION AND OTHER RISKS DETAILED BELOW.

     SIGNIFICANT REVENUES FROM TWO INDUSTRIES INCREASES DEPENDENCE ON THOSE INDUSTRIES

     Our continued financial performance and our future growth will depend upon our ability to continue to market our products successfully in the insurance and utilities industries and to enhance and market technologies for distribution in other markets. Approximately 73% of our total revenues for the year ended July 31, 1998 and 70% of our pro forma total revenues for the year ended July 31, 1997 were derived from the insurance industry. Of these revenues, 13% and 21% of total revenues in fiscal 1998 and 1997 (on a pro forma basis), respectively, were derived from one customer, Prudential Insurance Company of America. Additionally, approximately 20% and 9% of our total revenues for the year ended July 31, 1998 and 1997 (on a pro forma basis), respectively, were derived from the utilities industry. We will be required to make substantial product development and distribution channel investments in order to serve new markets. We cannot assure you that the Company will be able to continue marketing its products successfully in the insurance and utilities industries or will be able to introduce successfully new or existing products in markets other than the insurance and utilities industries. In addition, we cannot assure you that the Company will continue to sell products and services to Prudential Insurance Company of America at historical levels. Any significant decline in revenues derived from Prudential Insurance Company of America could have a material adverse effect on the Company's results of operations.

     RAPID TECHNOLOGICAL ADVANCES MAY EFFECT COMPANY'S BUSINESS

     The document automation industry has experienced rapid technological advances as a result of continued advancements in software technology and hardware capability. These advancements have in turn raised the expectations of customers regarding our products. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's results of operations. We cannot assure you that the Company's new products or product enhancements intended to respond to technological change or evolving customer requirements will achieve acceptance.

     SIGNIFICANT THIRD-PARTY DISTRIBUTOR RELATIONSHIP MAY ADVERSELY AFFECT REVENUES

     FormMaker Software, Inc., which was acquired by the Company in connection with the merger, historically distributed its line of Document Automation Platform software products to the insurance industry in North America through a marketing agreement with Policy Management Systems Corporation. A substantial portion of the subsidiary's revenues have historically been generated pursuant to this agreement. Additionally, the subsidiary had granted Policy Management Systems Corporation the exclusive right to market the Document Automation Platform software in the property/casualty and life insurance industries. Revenues from Policy Management Systems Corporation under this agreement for the year ended July 31, 1998 and 1997 (on a pro forma basis) were $5.5 million and $10.3 million, respectively. Subsequent to year end, both parties agreed to terminate the exclusive marketing agreement and enter into a new non-exclusive marketing agreement. The new marketing agreement between us and Policy Management Systems Corporation allows Policy Management Systems Corporation to market all of our software products to insurance and financial services companies worldwide.


     Policy Management Systems Corporation also terminated a print outsourcing agreement, effective May 1998. Revenues from Policy Management Systems Corporation under the print outsourcing agreement for the year ended July 31, 1998 and 1997 (on a pro forma basis) were $4.4 million and $5.3 million, respectively. Accordingly, print outsourcing revenues are expected to decline from fiscal year 1998 levels until we are able to replace this business with new business.


     Policy Management Systems Corporation also had a non-exclusive, perpetual, royalty-free, worldwide license to use, execute, copy or license the Document Automation Platform software (and derivations thereof) to third-parties. This license was terminated upon execution of the new non-exclusive marketing agreement.

     ATTRACTION AND RETENTION OF TECHNICAL EMPLOYEES MAY BECOME DIFFICULT

     We believe that our future success will depend in large part upon our ability to attract, retain and motivate highly skilled employees, particularly technical employees. The employees that are in highest demand are software programmers, software developers, application integrators and information technology consultants. Because of continued growth of high technology business, these employees are likely to remain a limited resource for the foreseeable future. We cannot assure you that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees. The loss of a significant number of our technical employees could have a material adverse effect on the Company.


     YEAR 2000 COMPLIANCE MAY PRESENT UNCERTAINTIES

     We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software failures. Accordingly, we have been evaluating the impact of the Year 2000 on our product line and services offerings, as well as our internal systems and hardware. Relative to our product line, all current versions of our products are designed to be "Year 2000" compliant. Customers using pre-Year 2000 compliant versions of our software products are entitled to receive upgraded Year 2000 compliant software as part of their software support agreements with us, as long as the customer support agreements remain in force. We are in the process of determining the extent to which our services implementations are Year 2000 compliant. To the extent we are directly involved in resolving any non-compliant services implementations, generally the customer will be responsible for the fees associated with such services. Accordingly, we do not currently believe that the effects of any Year 2000 non-compliance in our installed base of products or services offerings will result in any material adverse impact on our business or financial condition. We cannot assure you that the Company will not be exposed to potential claims resulting from system problems associated with the century change.

     As to our own internal software systems and hardware, the Company has identified and is currently reviewing all key areas. We believe there is no significant exposure to us related to the Year 2000 issue and that the majority of identified non-compliant systems are planned to be upgraded as part of our normal upgrade process within the next 12 months. The cost of upgrading or replacing other non-compliant hardware and software is not expected to be material.

     INTENSE COMPETITION FOR THE SALE OF DOCUMENT AUTOMATION PRODUCTS

     The market for our document automation products is intensely competitive. We face competition from a broad range of competitors, many of whom have greater financial, technical and marketing resources than the Company. The Company's principal competition currently comes from systems developed in-house by the internal MIS departments of large organizations and direct competition from numerous software vendors, including Cincom Systems, Inc., Document Sciences Corporation (which is majority owned by Xerox Corporation), Group 1 Software, Inc., Mobius Management Systems, Inc., and M&I Data Services. We cannot assure you that the Company will be able to compete effectively with such entities.

     COMPANY HAS EXPERIENCED FLUCTUATIONS IN OPERATING RESULTS

     We have experienced and may in the future continue to experience fluctuations in our quarterly operating results due to the fact that sales cycles, from initial evaluation to purchase, vary substantially from customer to customer. Delays in the sales cycle frequently occur because our customers' purchasing decision are influenced by our competition, changes in customer personnel, and our customers' budgets and spending priorities. We have typically operated with little backlog for license revenues because software products generally are shipped soon after orders are received. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The delay of customer orders for a small number of licenses could adversely affect our license revenues for a given fiscal quarter. We have historically earned a substantial portion of our license revenues in the last weeks of any particular quarter, and have historically experienced our highest license revenues in the fourth quarter of our fiscal year. The failure to achieve such revenues in accordance with such trends could have a material adverse effect on the Company's financial results for each such interim period.


     RISK OF SOFTWARE DEFECTS IS INHERENT IN COMPANY'S BUSINESS

     Complex software products such as those offered by us can contain undetected errors or performance problems. Such defects are most frequently found during the period immediately following introduction of new products or enhancements to existing products. Our products have from time to time contained software errors that were discovered after commercial introduction. We cannot assure you that performance problems or errors will not be discovered in the Company's products in the future. Any future software defects discovered after shipment of our products, if material, could result in loss of revenues, delays in customer acceptance or potential product liability.

     LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     We rely on the enforcement of copyright and trademark laws and employee and third-party nondisclosure agreements, and other methods to protect our proprietary intellectual property rights. Despite these precautions, it may be possible for unauthorized third-parties to copy certain portions of our products or to obtain and use information that we regard as proprietary. We cannot assure you that the Company's efforts will provide meaningful protection for our proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate or disclose our proprietary technology.


     DEPENDENCE ON SINGLE FACILITY FOR COMPANY'S PRINT OUTSOURCING SERVICES

     Our print outsourcing operations are performed at our facility in Atlanta, Georgia. Since the Company only has the capability to perform this function at a single location, a fire, flood, earthquake, power loss or other event affecting the Company's Atlanta processing and print facility could cause a significant interruption in our operations. We cannot assure you that the Company's contingency plans in the event of such interruption will prove to be adequate. Any interruption in the operations at the Company's Atlanta processing and print facility could have a material adverse effect on the Company's business, financial condition or results of operations.

     INTEGRATION OF OPERATING SUBSIDIARIES IS NOT COMPLETED

     FormMaker Software, Inc. and Image Sciences, Inc. completed the merger whereby the Company came to be formed in fiscal 1997. The Company completed the acquisitions of EZPower Systems, Inc. and Maitland Software,
Inc. in March 1998 and subsequently commenced the integration of their operations, facilities and management. We expect to continue substantial integration of the respective products and services of the aforementioned entities throughout fiscal 1999. We may not be able to complete this integration successfully. Additionally, the merger and recent acquisitions could have a material adverse effect on our relationships with customers, distributors or suppliers. The operating history of our subsidiaries on a stand-alone basis cannot necessarily be regarded as indicative of our prospects on a consolidated basis. Accordingly, we cannot assure you that the Company will achieve growth in revenues, or sustain revenues at a level consistent with the historical results of its subsidiaries on a stand-alone basis.


     DEPENDENCE ON KEY MANAGEMENT PERSONNEL

     We believe that our continued success depends to a significant extent upon the efforts and abilities of our senior management. In particular, the loss of Michael D. Andereck, the Company's President and Chief Executive Officer, or any of our other executive officers or senior managers could have a material adverse effect on the Company.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the SEC. You may inspect and copy reports, proxy statements and other information concerning the Company at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also obtain certain reports, proxy statements and other information filed by the Company at the Commission's World Wide Web site, located at http://www.sec.gov. In addition, you can inspect such material at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Additionally, you may access all of the Company's filings with the SEC online at the Company's web site located at www.docucorp.com.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

     -  Annual report on Form 10-K for the fiscal year ended July 31, 1998.
     -  Quarterly report on Form 10-Q for the quarter ended October 31, 1998.

     We will provide you without charge upon your written or oral request, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Please direct such requests to DocuCorp International, Inc., 5910 N. Central Expressway, Suite 800, Dallas, Texas 75206, Attention: Todd A. Rognes (telephone 214-891-6500).

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                                 EXPLANATORY NOTE

     Statements and information presented within this Prospectus contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing. Certain important factors which may cause actual results to vary materially from these forward-looking statements accompany such statements and appear elsewhere in this Prospectus under "Risk Factors". All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by these factors.

                                ABOUT DOCUCORP

     DocuCorp develops, markets and supports a portfolio of open-architecture, enterprise-wide document automation software products that enable its customers to produce complex, high volume, individualized documents. In addition, the Company provides document automation consulting, systems integration and document processing and printing services through a 170-person service organization. Document processing and printing services utilize the Company's software to provide solutions for handling high volume, complex print, finish and mailing for customers who outsource this activity.


     DocuCorp software products support leading hardware platforms, operating systems, printers and imaging systems. These products are designed to create, publish and store documents such as insurance policies, utility statements, telephone bills, bank and mutual fund statements, invoices, direct mail correspondence, bills of lading and other customer oriented documents. The Company currently has an installed base of approximately 800 customers. We believe that we are the leading provider of document automation software and services for the insurance industry. Our key customers include Prudential Insurance Company of America, Continental National Assurance and American International Group. More than half of the 200 largest insurance companies in North America use our software products and services, including seven of the ten largest life and health insurance companies and nine of the ten largest property and casualty insurance companies. We believe that we have also become a leading provider of document automation software and services for companies in the utilities industry, and that most of the recent adoptions of automated customer billing software were licenses of the Company's products. Our key utilities customers include Southern Company Services, Inc. and Consolidated Edison of New York, Inc. We also have customers in the financial services, higher education, telecommunications and transportation industries, including Royal Bank Financial Group, The University of Texas, Polkomtel S.A. and Yellow Technology Services, Inc.

     Document automation is becoming increasingly important to corporations as they endeavor to grow revenue, improve customer service and reduce costs. Furthermore, certain current trends such as deregulation and consolidation in industries such as insurance, utilities and financial services and increased computing power have accelerated the growth of the document automation industry.

     DocuCorp was organized and incorporated in Delaware in January 1997 in connection with the merger of FormMaker Software, Inc. and Image Sciences, Inc., which was consummated on May 15, 1997. Prior to the merger, Image Sciences and FormMaker had been engaged in the document automation software and services industry since 1982 and 1983, respectively. Our principal executive offices are located at 5910 North Central Expressway, Suite 800, Dallas, Texas 75206, and our telephone number is 214-891-6500.

                             SELLING STOCKHOLDERS

     The table below sets forth the beneficial ownership of the Company's Common Stock by the selling stockholders at November 12, 1998, and after giving effect to the sale of the shares of Common Stock offered hereby. All of the selling stockholders acquired the shares of Common Stock owned by them pursuant to the Company's acquisition of EZPower Systems or Maitland Software. Except as indicated otherwise, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or her. Unless otherwise indicated, the share numbers in the table below represent 1% or less of the outstanding Common Stock of the Company.


                               Shares Owned                    Shares Owned
                                Before the    Shares Being      After the
Name                             Offering       Offered        Offering (1)
----                           ------------   ------------     ------------
Sashidhar P. Reddi(2)            179,465        179,465            ---
Subinder Khurana(3)               87,901         87,901            ---
Michael C. Row(4)                 60,711         60,711            ---
Dr. G. V. Reddy                   38,457         38,457            ---
Dr. Swarna Kirshnasamy             3,663          3,663            ---
Prasanth G. Reddy                  3,663          3,663            ---
Neel G. Reddy                      5,494          5,494            ---
Anam Anish Reddy                     458            458            ---
P. Ashok Reddy                       549            549            ---
Saranya Reddy                        549            549            ---
Ashwin Ashok                         732            732            ---
Sheena Ashok                         732            732            ---
Shankar Bhatta                     1,099          1,099            ---
Syed Manzur Elahi                  9,106          9,106            ---
Munize Manzur                      8,013          8,013            ---
Dikran Hovamigian                  1,831          1,831            ---
John Iwasz                           366            366            ---
Sandipan Sharma                      769            769            ---
John Smith                         3,663          3,663            ---
Matt Timmins                         440            440            ---
Michael Weiss                        610            610            ---
Digistar Investments(5)          238,066        238,066            ---
Zingero Establishment              3,663          3,663            ---
James S. Gentsch                  85,000         35,000         50,000
David T. Rourke                   85,000         35,000         50,000

-----------------
(1)  Assumes that all of the shares offered hereby are sold.
(2) Subsequent to the acquisition of EZPower Systems, Mr. Reddi has served as Senior Vice President, Business Development of the Company. Mr. Reddi has contractually agreed not to sell more than 119,644 of his shares prior to February 1, 2000. Mr. Reddi's shares owned before the Offering constitute 1.1% of the outstanding Common Stock.
(3) Mr. Khurana has contractually agreed not to sell more than 58,600 of his shares prior to February 1, 2000.
(4) Mr. Row has contractually agreed not to sell more than 40,474 of his shares prior to February 1, 2000.
(5) Digistar Investments' shares owned before the Offering constitute 1.5% of the outstanding Common Stock.

     The Company is registering the shares of the selling stockholders pursuant to certain registration rights granted to them pursuant to agreements entered in connection with the EZPower Systems and Maitland Software acquisitions. The offering of the shares contemplated hereby will terminate on March 31, 2000.


                              PLAN OF DISTRIBUTION

     The selling stockholders may offer the shares from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Nasdaq National Market, or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). The selling stockholders and any broker/dealer acting in connection with the sale of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the 1933 Act. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares and March 31, 2000. The selling stockholders acquired their shares pursuant to the Company's acquisition in March 1998 of EZPower Systems, Inc. and Maitland Software, Inc.


     The Company will pay the costs, expenses and fees incurred in connection with the registration of the shares, which are estimated to be $23,000 (excluding selling commissions and brokerage fees incurred by the selling stockholders). The Company has also agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the 1933 Act.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 58,000,000 shares consisting of 50,000,000 shares of Common Stock, par value $0.01 per share, 7,000,000 shares of Class B common stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share. As of the close of business on November 12, 1998, approximately 16,179,958 shares of Common Stock were outstanding and no shares of Class B common stock or Preferred Stock were outstanding. The Company does not intend to issue any more Class B common stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on any matter submitted to the vote of stockholders, and cumulative voting is prohibited in the election of directors. Amendments to the Company's Certificate of Incorporation require the approval of the holders of a majority of the Common Stock. Except as otherwise required by law and as may be required by the terms of the Preferred Stock, all other matters are determined by a majority of the votes cast. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available for the payment thereof, subject to any preferential dividend rights of outstanding Preferred Stock. The shares of Common Stock that will be outstanding upon the consummation of the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Holders of Common Stock do not have any preemptive or subscription rights or any redemption or conversion rights.

PREFERRED STOCK

     DocuCorp has authorized 1,000,000 shares of Preferred Stock which the Company's Board has discretion to issue in such series and with such preferences and rights as it may designate without the approval of the holders of Common Stock. Such preferences and rights may be superior to those of the holders of Common Stock. For example, the holders of Preferred Stock may be given a preference in payment upon liquidation of DocuCorp, or for the payment or accumulation of dividends before any distributions are made to the holders of Common Stock. As of the date of this Prospectus, no Preferred Stock has been designated or issued by the Company, and the Company has no plans, agreements or understandings for the issuance of Preferred Stock.

     The Transfer Agent and Registrar for the Common Stock is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.

                                 LEGAL OPINIONS

     Crouch & Hallett, L.L.P., Dallas, Texas has opined as to the validity of the shares of Common Stock being offered hereby.

                                    EXPERTS

     The audited historical financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of DocuCorp International, Inc. for the year ended July 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses will be paid by the Company:


Item                                                Amount (1)
----                                                ----------
SEC registration fee                                 $   876
Nasdaq listing fee                                    14,400
Legal fees and expenses                                2,500
Accounting fees                                        3,500
Miscellaneous                                          1,724
                                                     -------
  Total                                              $23,000
                                                     -------
                                                     -------


--------------
(1) All items other than SEC registration fee and Nasdaq listing fee are estimated.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Company limits or eliminates the liability of the Company's directors or officers to the Company or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the "DGCL"). The DGCL provides that a director of DocuCorp shall not be personally liable to DocuCorp or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of such person's duty of loyalty; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

     DocuCorp has directors' and officers' liability insurance to provide its directors and officers and the directors and officers of FormMaker and Image Sciences with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 16.  EXHIBITS.


2.1  ---  Agreement and Plan of Merger, among the registrant, DocuCorp
          International, Inc., EZPS Acquisition Corp., EZPower Systems, Inc.,
          and the stockholders of EZPower Systems, Inc. (1)
2.2  ---  Stock Purchase Agreement, among the registrant, DocuCorp
          International, Inc., Maitland Software, Inc., David T. Rourke, and
          James S. Gentsch. (1)
3.1  ---  Certificate of Incorporation of the registrant. (2)
5.1  ---  Opinion of Crouch & Hallett, L.L.P. (1)
23.1 ---  Consent of PricewaterhouseCoopers LLP, independent accountants. (1)
23.2 ---  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as
          Exhibit 5.1).
24   ---  Power of Attorney. (1)

--------------

(1)  Previously filed.
(2) Filed as an exhibit to Registration Statement No. 333-22225 on Form S-4 and incorporated herein by reference.

Item 17.  UNDERTAKINGS.

     (a)  RULE 415 OFFERING

          The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

          The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  INDEMNIFICATION FOR LIABILITY UNDER THE SECURITIES ACT OF 1934

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas on the 31st day of December, 1998.

                                  DOCUCORP INTERNATIONAL, INC.


                                  By   /s/ Todd A. Rognes
                                       -----------------------------------------
                                           Todd A. Rognes, Senior Vice President
                                           and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on December 31, 1998.


Signature                         Title
---------                         -----


/s/ Michael D. Andereck           President and Chief Executive Officer
-------------------------         and Director
Michael D. Andereck               (PRINCIPAL EXECUTIVE OFFICER)


/s/ Todd A. Rognes                Senior Vice President, Finance
--------------------------        (PRINCIPAL FINANCIAL OFFICER AND ACCOUNTING OFFICER)
Todd A. Rognes


/s/ Milledge A. Hart, III*        Chairman of the Board
--------------------------
Milledge A. Hart, III


/s/ Anshoo S. Gupta *             Director
--------------------------
Anshoo S. Gupta


                                  Director
--------------------------
John D. Loewenberg



                                      II-3



/s/ Warren V. Musser*             Director
--------------------------
Warren V. Musser


/s/ George F. Raymond*            Director
--------------------------
George F. Raymond


/s/ Arthur R. Spector*            Director
--------------------------
Arthur R. Spector

* By /s/ Michael D. Andereck      Attorney-in-Fact
----------------------------
         Michael D. Andereck